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                                                                   EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
SSP Solutions, Inc.

We consent to the use of our report dated April 16, 2002, except as to paragraphs 4 and 6 of note 1, which are as of March 28, 2003, with respect to the consolidated balance sheet of SSP Solutions, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2001, and the related financial statement schedule, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated April 16, 2002, except as to paragraphs 4 and 6 of note 1, which are as of March 28, 2003, contains an explanatory paragraph that states that the Company has suffered significant operating losses, has used cash in operating activities, has an accumulated deficit and deficit working capital, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Costa Mesa, California
January 20, 2004